EXHIBIT 10.4.3
EXECUTION COPY

LETTER OF CREDIT AND
REIMBURSEMENT AGREEMENT
by and between
DENALI SPECTRUM OPERATIONS, LLC,
as Borrower,
and
CRICKET COMMUNICATIONS, INC.,
as Letter of Credit Provider
Dated as of February 21, 2008

LETTER OF CREDIT AND
REIMBURSEMENT AGREEMENT
     This LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of February 21, 2008 (this “Agreement”), is entered into by and between DENALI SPECTRUM OPERATIONS, LLC a Delaware limited liability company (“Borrower”) and CRICKET COMMUNICATIONS, INC., as provider of the Letters of Credit referred to herein (in such capacity and together with its successors in such capacity, “Lender”).
RECITALS
     WHEREAS, Lender owns a non-controlling interest in Denali Spectrum, LLC (“Denali”).
     WHEREAS, Lender has entered into a Credit Agreement dated as of July 13, 2006 (as amended, the “Credit Agreement”) with Denali Spectrum License, LLC (a wholly owned subsidiary of Denali, “Denali License”), as borrower, and Denali, as guarantor, for purposes which include facilitating the Build-Out and operation of License Systems.
     WHEREAS, Denali License and Denali have entered into a Security Agreement in favor of Lender dated as of July 13, 2006 (as amended, the “Security Agreement”).
     WHEREAS, Denali License, Denali and Lender have entered into a Pledge Agreement dated as of July 13, 2006 (as amended, the “Pledge Agreement”) in connection with the perfection of the security interest granted in the membership interests of their Subsidiaries.
     WHEREAS, Borrower is a wholly owned subsidiary of Denali License. On November 20, 2006, Borrower executed a Borrower Subsidiary Guaranty, pursuant to which it guaranteed Denali License’s obligations under the Credit Agreement, and a Security Agreement Supplement, pursuant to which it became an additional grantor under the Security Agreement.
     WHEREAS, Borrower has entered into, and intends to enter into, real property leases, system equipment purchase agreements and other agreements and arrangements with third parties in connection with the Build-Out and operation of the License Systems. In connection with certain of these agreements (such agreements, “Required LC Support Agreements”), Borrower is obligated to provide stand-by letters of credit or other forms of security in support of its performance obligations thereunder.
     WHEREAS, Section 6.19(e)(B) of the Credit Agreement prohibits any Loan Party from holding out the credit of Lender as being able to satisfy the obligations of such Loan Party or any of its Subsidiaries, unless expressly agreed to by Lender in writing.
     WHEREAS, pursuant to Section 6.19(e)(B) of the Credit Agreement, Lender has agreed to allow Borrower to post stand-by letters of credit procured by Lender to secure certain obligations of Borrower in connection with the Required LC Support Agreements, upon the terms and conditions hereinafter set forth.

     WHEREAS, in order to satisfy the obligations of Borrower under the Required LC Support Agreements to post stand-by letters of credit, Borrower has requested that Lender procure letters of credit from third party financial institutions.
     WHEREAS, Borrower and Lender have entered into that certain Preliminary Letter of Credit and Reimbursement Agreement as of January 15, 2008 (the “Preliminary Agreement”) with respect to a letter of credit with a Stated Amount of $345,000, drawn in favor of Evergreen Palmer, LLC, as account beneficiary (the “Initial Letter of Credit”). The parties intend that the Preliminary Agreement be superseded and replaced by this Agreement, and that the Initial Letter of Credit be governed by the terms and conditions contained herein.
     WHEREAS, the parties agree that no regulatory approval of this Agreement is required.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS AND RULES OF CONSTRUCTION
SECTION 1.1 Definitions.
     The following capitalized terms, when used in this Agreement, shall have the following meanings:
     “Aggregate LC Stated Amount” means, as of any time, the aggregate Stated Amount of all Letters of Credit then issued and outstanding that have been provided pursuant to this Agreement or the Preliminary Agreement.
     “Agreement” is defined in the Preamble hereto.
     “Available LC Commitment Amount” means (a) at any time and from time to time during the LC Facility Availability Period, the LC Commitment Amount at such time minus the sum of (i) the Aggregate LC Stated Amount at such time plus (ii) the aggregate amount of LC Loans outstanding at such time, plus, without duplication, (iii) the aggregate Reimbursement Obligations outstanding at such time and (b) at any time after the LC Facility Availability Period, zero.
     “Borrower” is defined in the Preamble hereto.
     “Credit Agreement” is defined in the Recitals hereto.
     “Denali” is defined in the Recitals hereto.
     “Denali License” is defined in the Recitals hereto.

     “Drawing Date” means the date a Drawing Payment is made.
     “Drawing Payment” means any payment by the issuer of a Letter of Credit honoring a drawing under such Letter of Credit.
     “Expiration Date” has the meaning given to such term in the applicable Letter of Credit.
     “Initial Letter of Credit” is defined in the Recitals hereto.
     “LC Beneficiary” means (a) the account beneficiary under any Letter of Credit issued in accordance with this Agreement or the Preliminary Agreement, or (b) any permitted assignee or permitted transferee of any such beneficiary with respect to the rights of such beneficiary under a Letter of Credit.
     “LC Commitment Amount” is defined in Section 2.2.
     “LC Facility Availability Period” means the period from the date hereof until the date that is seven days prior to the LC Facility Maturity Date.
     “LC Facility Maturity Date” means the earliest of (a) the Maturity Date, (b) the date the Reimbursement Obligations or any other Borrower Obligations are accelerated in accordance with the terms hereof or of the Credit Agreement and (c) the date on which Letters of Credit are no longer available to Borrower pursuant to this Agreement.
     “LC Loans” is defined in Section 2.7.
     “Lender” is defined in the Preamble hereto.
     “Letters of Credit” is defined in Section 2.1, and shall include the Initial Letter of Credit.
     “Pledge Agreement” is defined in the Recitals hereto.
     “Preliminary Agreement” is defined in the Recitals hereto.
     “Reimbursement Obligation” means Borrower’s obligation to pay Lender an amount equal to any and all Drawing Payments, as provided in Section 2.7, including any interest payment obligation in connection therewith.
     “Required LC Support Agreements” is defined in the Recitals hereto.
     “Security Agreement” is defined in the Recitals hereto.
     “Stated Amount” means, with respect to any Letter of Credit, the total amount available to be drawn thereunder in accordance with the terms of such Letter of Credit.
SECTION 1.2 Rules of Construction.

     (a) All capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
     (b) The rules of interpretation set forth in Section 1.2 of the Credit Agreement shall apply to this Agreement.
SECTION 1.3 Status of this Agreement. The parties hereto intend that this Agreement be a “Loan Document” as defined under the Credit Agreement, and that, accordingly, Borrower’s obligations under this Agreement be secured by the Security Agreement and the Pledge Agreement, and be guaranteed by Denali and each Subsidiary of Denali License.
ARTICLE II. LETTER OF CREDIT FACILITY
SECTION 2.1 Procurement of Letters of Credit. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth in the Credit Agreement, Lender (x) agrees to use reasonable efforts to procure letters of credit from third party financial institutions (each, a “Letter of Credit” and, collectively, the “Letters of Credit”), extensions of existing Letters of Credit and increases or decreases in the Stated Amounts thereof, upon the written request of Borrower from time to time during the LC Facility Availability Period, and (y) if so procured, consents to Borrower holding out the credit of Lender as being able to satisfy Borrower’s obligations to the extent expressly set forth in such Letters of Credit. Subject to the terms and conditions contained herein and in the Credit Agreement, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the LC Facility Availability Period, request Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. To request the issue, renewal, replacement or extension of any Letter of Credit, or an increase or decrease in the Stated Amount of any Letter of Credit, Borrower shall notify Lender in writing of:
     (a) the particulars of the Letter of Credit to be issued or the specific Letter of Credit to be renewed or extended or the Stated Amount thereof that is to be increased or decreased;
     (b) the proposed issue date (which shall be a Business Day) or proposed date of any requested change in Stated Amount, as applicable;
     (c) the expiration date of any Letter of Credit to be issued, renewed or extended, provided that the expiration date of each Letter of Credit (i) shall not exceed twelve months after the date of initial issuance unless Lender shall have approved in writing such expiry date and (ii) shall be on or prior to the expiration of the LC Facility Availability Period;
     (d) the Stated Amount of such Letter of Credit or amount of such increase or decrease, provided that (i) the Stated Amount of any requested Letter of Credit or any requested increase in Stated Amount of any existing Letter of Credit shall in no circumstances exceed the then applicable Available LC Commitment Amount, (ii) the requested Stated Amount of such Letter of Credit shall be equal to or greater than

$50,000 unless Lender shall have approved in writing such smaller amount and (iii) all Letters of Credit shall be denominated in U.S. Dollars;
     (e) with respect to the issuance of a new Letter of Credit, the name and address of the proposed beneficiary under such Letter of Credit and the documents to be presented by such beneficiary in case of any drawing thereunder;
     (f) the provisions of the applicable Required LC Support Agreement requiring the issuance, extension or change in Stated Amount of such Letter of Credit; and
     (g) such other matters as Lender may reasonably require.
SECTION 2.2 Letter of Credit Commitment.
     (a) The Aggregate LC Stated Amount shall not exceed at any time $7,500,000 (Seven Million Five Hundred Thousand Dollars), or if such amount is reduced pursuant to Section 2.2.(b), such lower amount (such amount, as may be reduced from time to time, the “LC Commitment Amount”).
     (b) Either Borrower or Lender may in its sole discretion, from time to time upon two Business Days written notice to the other party, permanently reduce, or cancel in its entirety, the LC Commitment Amount, provided that, the LC Commitment Amount may not be reduced or canceled if, after giving effect to such reduction or cancellation, the Aggregate LC Stated Amount of all Letters of Credit then outstanding, together with all then outstanding LC Loans and, without duplication, Reimbursement Obligations under the Letters of Credit, would exceed the LC Commitment Amount. Once reduced or canceled, the LC Commitment Amount may not be increased or reinstated without the written approval of Lender in its sole discretion.
SECTION 2.3 Reduction and Reinstatement of Stated Amount. The Stated Amount of each Letter of Credit shall be reduced as expressly provided in such Letter of Credit and by the amount of Drawing Payments made in respect thereof. Once so reduced, the Stated Amount of any Letter of Credit shall not be reinstated except (a) with the prior written consent of Lender, and (b) upon payment by Borrower of the LC Loan corresponding to such Drawing Payment and satisfaction of the conditions for an increase in the Stated Amount of a Letter of Credit set forth in Section 2.5.
SECTION 2.4 Availability. Borrower shall not request the issue, renewal, replacement or extension of any Letter of Credit, or any increase in Stated Amount, until such time (or a reasonable period before such time) as required under the applicable Required LC Support Agreement, as notified by Borrower to Lender in writing. Lender shall be under no obligation to use reasonable efforts to procure a Letter of Credit if:
     (a) any order, judgment or decree of any Governmental Entity or arbitrator shall by its terms purport to enjoin or restrain the issuance of such Letter of Credit by Lender’s proposed issuer, or any Applicable Law or any guideline, directed duty, request or directive (whether or not having the force of law) from or agreement with any Governmental Entity with jurisdiction over such proposed issuer or Lender shall prohibit, or request that such issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon such issuer with respect to such Letter of Credit any restriction, reserve or capital requirement or any unreimbursed loss, cost or expense;
     (b) the issuance of such Letter of Credit would violate any Applicable Law or guideline, directed duty or request of or agreement with any Governmental Entity (whether or not having the force of law) or one or more policies of Lender’s proposed issuer; or
     (c) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder.
SECTION 2.5 Conditions Precedent. Lender shall not be required to seek the issuance or extension of any Letter of Credit or increase in any Stated Amount of a Letter of Credit unless, as of the date of such issuance, extension or increase, each of the conditions set forth in paragraphs (i) through (vi) and paragraph (ix) of Section 2.4(a) of the Credit Agreement has been satisifed to Lender’s satisfaction, provided that, the term “Funding Date” referred to in paragraph (ix) thereof shall be deemed to refer to the date of issuance or extension of the Letter of Credit or increase in Stated Amount, as applicable. Each request for the issuance or extension of a Letter of Credit or increase in any Stated Amount of a Letter of Credit submitted by Borrower to Lender shall be deemed to be a representation and warranty that such conditions have been satisfied on and as of the date of such request. Lender agrees that no consent from any Governmental Entity is required with respect to this Agreement or the transactions contemplated hereby.
SECTION 2.6 Use of the Letters of Credit. Borrower shall deliver each Letter of Credit (or a notice of extension of or change in the Stated Amount thereof) to the relevant LC Beneficiary to the extent permitted by the terms of this Agreement and in accordance with the applicable Required LC Support Agreement.
SECTION 2.7 LC Loans and Reimbursement. Lender shall notify Borrower of any Drawing Payment under a Letter of Credit after becoming aware that such Drawing Payment has been made; provided, however, that Lender’s failure to provide such notification shall not relieve Borrower of its Reimbursement Obligation with respect to such Drawing Payment. Not later than three Business Days after Lender notifies Borrower of a Drawing Payment, Borrower shall reimburse Lender in an amount equal to the amount of such Drawing Payment. Lender shall reimburse the issuer of such Letter of Credit for such Drawing Payment as soon as reasonably practicable following Lender’s receipt in immediately available funds of the amount of such Drawing Payment from Borrower (provided, that, nothing herein shall restrict Lender from reimbursing such issuer at any earlier time or permitting such Drawing Payment to be made or reimbursed from cash collateral posted by Lender, in Lender’s sole discretion). From and after the Drawing Date until payment in full, such Reimbursement Obligation (excluding the obligation to pay interest pursuant to Section 2.9) shall be deemed to constitute an LC Loan (each, an “LC Loan” and, collectively, the “LC Loans”).
SECTION 2.8 LC Facility Maturity Date. On the LC Facility Maturity Date, Borrower shall pay the entire remaining balance of any and all LC Loans in full and return any and all outstanding Letters of Credit to Lender for cancellation by the issuer thereof.
SECTION 2.9 LC Loan Interest. Borrower shall pay interest on each LC Loan in an amount equal to the greater of (x) 10% per annum with respect to the outstanding principal amount of such LC Loan and (y) the amount of interest, if any, payable by Lender with respect to its obligation to reimburse the issuer of such Letter of Credit for the applicable Drawing Payment (including interest, if any, accruing after the date of Borrower’s repayment of such LC Loan) plus a mark-up of 25% on the amount of interest payable. Borrower shall pay Lender any and all accrued interest (a) on the last Business Day of each calendar month and (b) on the LC Facility Maturity Date.
SECTION 2.10 Reimbursement Obligation Absolute. The Reimbursement Obligation of Borrower for each Drawing Payment shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Credit Agreement under and without regard to any circumstances, including, (a) any lack of validity or enforceability of any of the Loan Documents, (b) any amendment or waiver of or any consent to departure from all or any terms of any of the Loan Documents, (c) the existence of any claim, setoff, defense or other right which Borrower may have at any time against the applicable LC Beneficiary or any transferee of any Letter of Credit (or any Persons for whom the applicable LC Beneficiary or transferee may be acting), Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated herein, any Loan Document or in any unrelated transaction, (d) any breach of contract or dispute among or between Borrower, Lender, or any other Person, (e) any demand, statement, certificate, draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (f) payment by the issuer under a Letter of Credit against presentation of any demand, statement, certificate, draft or other document which does not comply with the terms of such Letter of Credit, (g) any non-application or misapplication by the applicable LC Beneficiary of the proceeds of any Drawing Payment under a Letter of Credit or any other act or omission of the LC Beneficiary in connection with a Letter of Credit, (h) any extension of time for or delay, renewal or compromise of or other indulgence or modification to the Drawing Payment granted or agreed to by the issuer thereof of Lender, with or without notice to or approval by Borrower, or (i) any other circumstances or happenings whatsoever relating to Borrower or such Reimbursement Obligation, whether or not similar to any of the foregoing, including any failure of an LC Beneficiary or any other Person to perform or observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection with the Loan Documents or other agreements to which each is a party.
SECTION 2.11 Commercial Practices. Borrower assumes all risks of the acts or omissions of the LC Beneficiary with respect to the use of a Letter of Credit. Borrower agrees that neither Lender nor any of its directors, officers, employees or Affiliates shall be liable or responsible for:

(a) the use which may be made of a Letter of Credit or for any acts or omissions of the LC Beneficiary in connection therewith, (b) any reference which may be made to this Agreement or to a Letter of Credit in any agreements, instruments or other documents, (c) the validity, sufficiency or genuineness of any documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein prove to be untrue or inaccurate in any respect whatsoever, (d) payment by the issuer of a Letter of Credit against presentation of documents which do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit and failure of the issuer of such Letter of Credit to make any investigation (regardless of any notice or information received by the issuer), or (e) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit, by the issuer thereof or otherwise.
ARTICLE III.
DEFAULTS AND REMEDIES
SECTION 3.1 Acceleration. In the case of an Event of Default described in Section 7.1(c) of the Credit Agreement, the outstanding Reimbursement Obligations shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, Lender may declare all the Obligations hereunder (including all Reimbursement Obligations) to be due and payable immediately. Upon any such declaration, the Reimbursement Obligations hereunder shall become due and payable immediately.
SECTION 3.2 Other Remedies.
     (a) If an Event of Default occurs and is continuing, Lender may pursue any available remedy to collect the payment of Borrower Obligations hereunder (including all Reimbursement Obligations) or enforce the performance of this Agreement.
     (b) Upon the occurrence and during the continuation of an Event of Default, Lender shall not be obligated to issue any additional Letters of Credit or increase the Stated Amount of any existing Letter of Credit, or make any payments.
ARTICLE IV.
MISCELLANEOUS
SECTION 4.1 Representations and Warranties. Borrower represents and warrants that:
     (a) the conditions set forth in paragraphs (i) through (vi) of Section 2.4(a) of the Credit Agreement have been satisfied as of the date hereof;
     (b) the representations and warranties of the Loan Parties contained in Section 5 of the Credit Agreement are true and correct in all material respects as of the date hereof as though then made (except for those representations and warranties which refer to facts existing at a specific earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date), except for representations and warranties which are qualified as to materiality or material adverse effect, which are true and correct in all respects at and as of the date hereof (except for those representations and warranties which refer to facts existing at a specific earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date) except, in each case, where such representations and warranties are not or were not true and correct in all material respects (or in all respects, as applicable) as of the applicable date due to any breach by Lender or one of its Subsidiaries or other Affiliates (whether as lender, the Management Company or otherwise) of its obligations or any action or inaction consented to by Lender or one of its Subsidiaries or other Affiliates;
     (c) each Loan Party is in compliance in all material respects with the covenants set forth in Section 6 of the Credit Agreement, and, in the case of Denali, Section 3, and, in the case of Borrower and the other Borrower Subsidiaries, with the covenants in the guaranty executed pursuant to Section 3.7 of the Credit Agreement, except, in each case, where the failure to comply with any such covenant was caused by Lender or one of its Subsidiaries or other Affiliates (whether as lender, the Management Company or otherwise) or consented to by Lender or one of its Subsidiaries or other Affiliates;
     (d) Borrower has taken all action necessary to authorize it to incur the reimbursement and other obligations contained herein, and this Agreement is permitted under the terms of Borrower’s limited liability company agreement and the organizational documents of Borrower, and does not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, Borrower’s limited liability company agreement or any other material agreement to which Borrower is a party or by which it is bound; and
     (e) no Event of Default (or other event that if not timely cured or corrected would, with the giving of notice or passage of time or both, result in an Event of Default) has occurred or is continuing.
SECTION 4.2 Preliminary Agreement. The parties hereby acknowledge and agree that the Preliminary Agreement is superseded and replaced by this Agreement and shall have no further effect, and that the Initial Letter of Credit shall be deemed to be a “Letter of Credit” for all purposes hereunder, in each case with effect from the date hereof.
SECTION 4.3 Payments. All payments or deposits by Borrower shall be made in U.S. Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Lender not later than Noon (Pacific time) on the due date. Funds received by Lender after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.
SECTION 4.4 Highest Lawful Rate. Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent that contracting for or receipt thereof would be contrary to provisions of any Applicable Law to Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by Lender, as determined by a final Judgment of a court of competent jurisdiction. Any interest paid in excess of such highest rate shall be applied to the principal balance of the Borrower Obligations.
SECTION 4.5 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. The parties by mutual written agreement may (a) extend the time for the performance of any of the obligations or other acts of a party hereto, (b) waive any inaccuracies in the representations and warranties in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. No waiver by Lender in any one case shall require Lender to give any subsequent waiver.
SECTION 4.6 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court or other authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, it being the intent of the parties to maintain the benefit of the bargain for all parties. In addition, Section 8.12 of the Credit Agreement is incorporated herein by reference thereto and is made a part of this Agreement (replacing each reference to “Credit Agreement” therein with “Agreement”).
SECTION 4.7 Expenses. Except as specifically provided in the Credit Agreement, each party hereto shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own consultants, accountants and counsel. Notwithstanding the foregoing, Borrower shall pay, immediately when due, all present and future stamp and other like duties and applicable taxes, if any, to which this Agreement may be subject or give rise.
SECTION 4.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
SECTION 4.9 Headings. The descriptive headings in this Credit Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Credit Agreement.

SECTION 4.10 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.
SECTION 4.11 FCC Matters. Notwithstanding anything in this Agreement to the contrary, no action shall be taken by Lender under Article III hereof or otherwise that would, as a discrete action or in concert with other related actions, constitute or result in any assignment or transfer of control, whether de jure or de facto, direct or indirect, of any (a) License or (b) FCC auction applicant, FCC license applicant, or FCC regulated business, if such assignment or transfer of control would require under then existing Applicable Law (including FCC Rules) the prior approval of the FCC, without first obtaining such approval of the FCC.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DENALI SPECTRUM OPERATIONS, LLC as Borrower

By:	Denali Spectrum License, LLC, Its sole member

By:	Denali Spectrum, LLC, Its sole member

By:	Denali Spectrum Manager, LLC, Its Manager

By:	Doyon, Limited Its Manager

By:	/s/ Allen M. Todd
	Name:	Allen M. Todd
	Title:	Gen. Counsel & Asst. Sec.

CRICKET COMMUNICATIONS, INC. as Lender
By:	/s/ Stefan C. Karnavas
	Name:	Stefan Karnavas
	Title:	Vice President and Treasurer